Exhibit 99.1

RTI International Metals Reports Third Quarter 2014 Financial Results

Titanium Segment Performance Drives Third Quarter Financial Results

PITTSBURGH--(BUSINESS WIRE)--November 5, 2014--RTI International Metals, Inc. (NYSE: RTI) today reported third quarter financial results that were driven by expected improvement in Titanium Segment sales and operating income versus second quarter performance.

2014 Third Quarter Results Summary

  Revenues totaled $202.3 million compared to prior year third quarter revenues of $194.9 million.
  Operating income was $20.0 million compared to $21.9 million in the third quarter of 2013. Last year’s third quarter operating income included collection of $2.9 million of higher duty drawback cost recoveries related to claims from prior years.
  Net income attributable to continuing operations was $12.3 million, or $0.38 per diluted share, compared to last year’s third quarter net income attributable to continuing operations of $12.6 million, or $0.38 per diluted share. Both periods include discrete income tax benefits – $2.1 million, or $0.05 per diluted share, in the 2014 third quarter; and $2.6 million, or $0.06 per diluted share, in last year’s third quarter.
  Total titanium mill product shipments were 4.6 million pounds compared to 4.0 million pounds in last year’s third quarter.
  Boeing 787 seat track deliveries totaled 36 equivalent ship sets compared to 22 delivered in the same period last year.

CEO Comment

“Our third quarter results were driven by continued improvement in our Titanium Segment, reflecting sequentially improved volume and product costs, which we expect to continue into the fourth quarter,” Dawne Hickton, Vice Chair, President and CEO of RTI, said. “The increase in mill volume in this quarter, and in the next, reflect near-term geo-political de-risking strategies of our customer base. While conditions remain favorable in the markets served by our Engineered Products and Services Segment, including medical devices, the Segment’s contribution to earnings declined from second quarter results mainly due to expected headwinds from lower energy market project activities and ‘Partnering for Success’ participation on Boeing programs. In addition, while the cost impact of new aircraft program start-up and development activities have improved, the pace of improvement has been slower than we expected.”

Commenting on the Company’s 2014 full year operating income outlook, Ms. Hickton said, “We continue to expect the Titanium Segment’s fourth quarter to be its strongest of the year, and for the Engineered Products and Services Segment to generate improved profitability in the fourth quarter versus its third quarter results. Based on our current assumptions regarding operational performance and near-term customer demand – both commercial and defense, we now expect full year mill product shipments to exceed 17 million pounds, while our outlook for full year operating income at the low end of a range of $75 million to $85 million remains unchanged.”

Financial Review

For the 2014 third quarter, the Company reported net sales of $202.3 million, compared to net sales of $194.9 million for the same period last year. Third quarter 2014 operating income was $20.0 million and net income attributable to continuing operations was $12.3 million, or $0.38 per diluted share. This compares to 2013 third quarter operating income of $21.9 million and net income attributable to continuing operations of $12.6 million, or $0.38 per diluted share.

Third quarter 2013 operating income and net income attributable to continuing operations included $2.9 million (pre-tax) of higher duty drawback cost recoveries, primarily due to the Company’s collection of its prior period duty drawback claims backlog during calendar year 2013.

The third quarter 2014 provision for income taxes of $1.4 million includes $2.1 million ($0.05 per diluted share) of discrete income tax benefits, primarily related to the statutory closure of certain annual federal tax return periods. The third quarter 2013 provision for income taxes of $1.7 million includes $2.6 million ($0.06 per diluted share) of discrete income tax benefits, primarily related to the effects of certain statutory rate changes.

The Company uses the “if-converted” method to calculate diluted earnings per share. Consequently, diluted earnings per share amounts for the three months ended September 30, 2014 and September 30, 2013 are calculated assuming the conversion of the Company’s 1.625% Senior Convertible Notes due 2019 into shares of common stock in lieu of recognizing after-tax interest expense.

Segment Results

Titanium Segment

During the third quarter of 2014, the Titanium Segment reported net sales of $95.0 million, an increase of $6.9 million compared to net sales of $88.1 million in last year’s third quarter. This increase was primarily due to the positive impact of higher commercial aerospace customer shipment volumes, including near-term geo-political de-risking strategies of our customers, which were partially offset by a lower priced product mix.

Titanium Segment third quarter 2014 operating income was $16.1 million compared to third quarter 2013 operating income of $17.1 million. Last year’s third quarter operating income benefited from $1.9 million of higher duty drawback cost recoveries related to the collection of claims from prior years. Excluding this item, third quarter 2014 Titanium Segment operating income increased by $0.9 million, which was led by the higher volumes. Sequentially, the combination of increased customer shipment volumes and lower product costs contributed to the Titanium Segment more than doubling quarterly operating income from the $7.9 million reported in the 2014 second quarter.

Third quarter 2014 total titanium mill product shipments were 4.6 million pounds compared to 4.0 million pounds for the same period last year. Titanium mill product shipments for the first nine months of 2014 were 12.2 million pounds compared to 12.4 million pounds for the first nine months of 2013.

Engineered Products and Services Segment

During the third quarter of 2014, the Engineered Products and Services Segment reported net sales of $107.3 million, compared to net sales of $106.9 million in last year’s third quarter. The combination of higher sales to commercial aerospace and medical device market customers, and the $5.8 million of sales related to RTI Extrusions Europe (acquired in October 2013) and RTI Directed Manufacturing (acquired in January 2014), were offset by lower energy market project sales.

The Engineered Products and Services Segment third quarter 2014 operating income was $3.9 million compared to third quarter 2013 operating income of $4.7 million. Third quarter 2013 operating income benefited from $1.0 million of higher duty drawback cost recoveries related to the collection of claims from prior years. Excluding this item, third quarter 2014 Engineered Products and Services Segment profitability was comparable to last year’s third quarter. Compared to the 2014 second quarter, operating income declined as expected, due to the lower contributions from energy market projects and the impact of ‘Partnering for Success’ participation on Boeing programs. This decline was partially offset by improving medical device market performance as well as lower new aircraft program development and start up costs.

Conference Call and Webcast Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 888-895-5479 or (International) 847-619-6250 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

To listen to today’s conference call on the live webcast, please access the link available on the Events and Presentations page in the Investor Relations section of RTI’s website, www.rtiintl.com, at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software.

Replay Information

Replay of the conference call and the webcast will be available approximately one hour after the conference ends and will remain accessible through Wednesday, November 19, 2014. To listen to the conference call replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3837 6163#. The webcast replay can be accessed on the Events and Presentations page in the Investor Relations section of RTI’s website at www.rtiintl.com.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties including the ongoing turmoil in Ukraine, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, our ability to successfully transition the work under new contracts to full rate production, the effectiveness of our internal controls, the successful completion and integration of completed acquisitions, our ability to recover the carrying value of goodwill and other intangible assets, military spending generally and in particular, demand from the Joint Strike Fighter program, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as they may be amended from time to time. The forward-looking statements in this release are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

Company Description

RTI International Metals, Inc. is a leading vertically integrated global supplier of advanced titanium and specialty metals products and services to commercial aerospace, defense, energy, medical device and other customers across the entire supply chain. For over 60 years, RTI has been taking titanium further through advanced manufacturing and engineering processes. RTI delivers a full range of titanium mill products as well as other titanium and specialty metals products and services including extruded shapes, formed and 3D-printed parts, and precision engineered and machined components through our downstream integrated supply chain.

Headquartered in Pittsburgh, Pa., RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2013		2013
	2014	(As Restated)	2014	(As Restated)

Net sales	$202,258	$194,936	$582,137	$583,261
Cost and expenses:
Cost of sales	159,397	149,797	468,495	455,092
Selling, general, and administrative expenses	21,732	22,219	71,231	69,138
Research, technical, and product development expenses	1,081	1,041	3,274	3,024
Operating income	20,048	21,879	39,137	56,007
Other income (expense), net	1,343	(294)	1,503	965
Interest income	61	78	206	159
Interest expense	(7,824)	(7,387)	(23,155)	(32,876)

Income before income taxes	13,628	14,276	17,691	24,255
Provision for income taxes	1,373	1,701	2,141	5,653
Net income attributable to continuing operations	$12,255	$12,575	$15,550	$18,602
Net income (loss) attributable to discontinued operations, net of tax	35	(280)	(400)	(752)
Net income	$12,290	$12,295	$15,150	$17,850

Earnings per share attributable to continuing operations:
Basic	$0.40	$0.41	$0.51	$0.61
Diluted (1)	$0.38	$0.38	$0.50	$0.61

Earnings (loss) per share attributable to discontinued operations:
Basic	$-	$(0.01)	$(0.01)	$(0.02)
Diluted	$-	$(0.01)	$(0.01)	$(0.02)

Weighted-average shares outstanding:
Basic	30,512,303	30,325,662	30,484,509	30,285,004
Diluted	40,493,723	40,374,609	30,604,298	30,498,847

(1)

In accordance with the application of the “if-converted” method of calculating diluted earnings per share, diluted earnings per share for the three month periods ended September 30, 2014 and 2013 have been calculated assuming the conversion of the Company’s 1.625% Convertible Senior Notes due 2019 into 9,885,561 shares of common stock (included in the weighted-average diluted shares outstanding amounts above for each respective period) and the add-back to net income attributable to continuing operations for $3.2 million and $2.9 million of after-tax interest expense related to the 2019 Convertible Senior Notes for the three month periods ended September 30, 2014 and 2013, respectively.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$170,342	$343,637
Short-term investments	121,968	-
Receivables, less allowance for doubtful accounts of $1,124 and $820	121,280	105,271
Inventories, net	455,570	430,088
Cost in excess of billings	7,017	5,377
Deferred income taxes	32,439	32,032
Assets of discontinued operations	650	5,274
Other current assets	21,308	16,947
Total current assets	930,574	938,626
Property, plant, and equipment, net	374,301	372,340
Goodwill	145,450	117,578
Other intangible assets, net	58,725	53,754
Other noncurrent assets	22,071	23,247
Total assets	$1,531,121	$1,505,545

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$86,364	$79,039
Accrued wages and other employee costs	29,695	29,787
Unearned revenues	7,819	15,625
Liabilities of discontinued operations	-	458
Other accrued liabilities	25,139	22,574
Total current liabilities	149,017	147,483
Long-term debt	446,609	430,300
Liability for post-retirement benefits	44,219	43,447
Liability for pension benefits	11,409	13,787
Deferred income taxes	73,687	74,078
Unearned revenues	4,755	10,470
Other noncurrent liabilities	10,946	12,006
Total liabilities	740,642	731,571
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 100,000,000 and 50,000,000 shares authorized; 31,565,337 and 31,399,661 shares issued; 30,714,132 and 30,593,251 shares outstanding	316	314
Additional paid-in capital	536,848	532,249
Treasury stock, at cost; 851,205 and 806,410 shares	(19,649)	(18,798)
Accumulated other comprehensive loss	(42,792)	(40,397)
Retained earnings	315,756	300,606
Total shareholders’ equity	790,479	773,974
Total liabilities and shareholders’ equity	$1,531,121	$1,505,545

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
		2013
	2014	(As Restated)
Cash provided by operating activities (including adjustment for depreciation and amortization of $33,423 and $32,469 for the periods ended September 30, 2014 and 2013, respectively)	$12,597	$6,340

Cash used in investing activities (1)	(181,912)	(61,249)

Cash provided by (used in) financing activities (2)	(1,297)	271,506

Effect of exchange rate changes on cash and cash equivalents	(2,683)	1,234

Increase (decrease) in cash and cash equivalents	(173,295)	217,831
Cash and cash equivalents at beginning of period	343,637	97,190
Cash and cash equivalents at end of period	$170,342	$315,021

(1)

Nine months ended September 30, 2014 included cash used for the net purchase of available-for-sale, short-term investments of $121,882 and the purchases of Dynamet Technology, Inc. and RTI Directed Manufacturing for a combined $37,217. Nine months ended September 30, 2013 included cash used for the net purchase of available-for-sale, short-term investments of $45,367.

(2)

Nine months ended September 30, 2013 included $402,500 in proceeds from the issuance of the Company's 1.625% Convertible Senior Notes due 2019, net of financing fees paid of $12,370, and the repurchase of a portion of the Company's 3.000% Convertible Senior Notes due 2015 for $120,362.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2013		2013
	2014	(As Restated)	2014	(As Restated)
Net sales:
Titanium Segment net sales	$94,986	$88,065	$255,284	$268,411
Intersegment sales	20,876	24,375	68,469	65,993
Total Titanium Segment sales	115,862	112,440	323,753	334,404

Engineered Products and Services Segment net sales	107,272	106,871	326,853	314,850
Intersegment sales	21,847	14,142	71,928	47,181
Total Engineered Products and Services Segment sales	129,119	121,013	398,781	362,031

Eliminations	42,723	38,517	140,397	113,174
Total consolidated net sales	$202,258	$194,936	$582,137	$583,261

Operating income:
Titanium Segment before corporate allocations	$20,625	$21,786	$43,435	$59,397
Corporate allocations	(4,520)	(4,641)	(13,565)	(14,051)
Total Titanium Segment operating income	16,105	17,145	29,870	45,346

Engineered Products and Services Segment before corporate allocations	10,049	9,953	27,575	26,682
Corporate allocations	(6,106)	(5,219)	(18,308)	(16,021)
Total Engineered Products and Services Segment operating income	3,943	4,734	9,267	10,661

Total consolidated operating income	$20,048	$21,879	$39,137	$56,007

CONTACT:
RTI International Metals, Inc.
Dan Crookshank, Director – Investor Relations, 412-893-0084
dcrookshank@rtiintl.com